Exhibit 77(c)


Matters submitted to a Vote of Security Holders

On June 14, 2007, an Annual Meeting of Shareholders for ING Risk Managed Natural Resources Fund was held at which the shareholders were asked to elect three Class I Trustees to represent the interests of the holders of Common Shares of the Fund until the election and qualification of their successors.

                                                              Shares
                                                               voted
                                              Shares         against or      Shares      Total Shares
                   Trustee                   voted for        withheld     abstained        Voted
                   -------                   ---------        --------     ---------        -----
Class I Trustees   John V. Boyer          21,637,439.365    148,735.000                 21,786,174.365
                   Patricia W. Chadwick   21,634,480.365    151,694.000                 21,786,174.365
                   Sheryl K. Pressler     21,632,441.365    153,733.000                 21,786,174.365